Exhibit 99.1

Health Discovery Corporation Files Infringement Suit Against Intel Corporation

ATLANTA, Georgia, April 5, 2022 – Health Discovery Corporation (“Health Discovery,” “HDC” or the “Company”), an intellectual property development company with an intellectual property portfolio using patent-protected technology, announced today that it refiled an infringement lawsuit (“Infringement Lawsuit”) against Intel Corporation (“Intel”) (NASDAQ: INTC) on April 4, 2022. This Infringement Lawsuit pertains to Health Discovery’s Support Vector Machine-Recursive Feature Elimination (“SVM-RFE”) patents.

There is a long history between HDC and Intel regarding this matter and this Infringement Lawsuit. Health Discovery had attempted numerous times to avoid litigation with Intel regarding this dispute. Unfortunately, those efforts were unsuccessful, and as a result, this Infringement Lawsuit was necessary. George H. McGovern, III, HDC’s Chairman and CEO, noted, “Health Discovery is taking the necessary steps to protect its sole ownership of SVM-RFE patents against infringement.” The following information provides a portion of the history related to this matter.

On February 27, 2019, the United States Patent and Trademark Office (“USPTO”) ruled in favor of Health Discovery on the SVM-RFE Patents in the Interference proceeding between HDC and Intel. The Patent Trial and Appeal Board (“PTAB”) of the USPTO issued its decision, finding that Health Discovery is entitled to claim exclusive rights to the SVM-RFE technology as set forth in the patent application that was filed to provoke the Interference. The decision ordered Intel’s Patent No. 7,685,077 to be canceled. The decision also dismissed Intel’s motions challenging the validity of Health Discovery’s pending claims and issued patents covering SVM-RFE.

In September 2019, the USPTO issued U.S. Patent No. 10,402,685 (“SVM-RFE Patent”) for Health Discovery’s patent application covering SVM-RFE.  Health Discovery now owns several patents covering the SVM-RFE method and is the sole owner of all patents related to SVM-RFE. Furthermore, the USPTO granted a Patent Term Adjustment (“PTA”) to the ‘685 SVM-RFE Patent. The PTA is 1,785 days (almost five years), which, added to the standard 20-year-from-filing patent term, extends this patent term to June 7, 2025.

As a result of the issuance of the ‘685 SVM-RFE Patent and Health Discovery’s prior SVM-RFE patents, Health Discovery now has the right to exclude others from developing, commercializing, or licensing this patented technology without the uncertainty of the Intel Interference or concerns over the ownership of the SVM-RFE patents.

On July 23, 2020, the Company filed an initial patent infringement lawsuit against Intel pertaining to the Company’s SVM-RFE technology. The initial infringement lawsuit was filed in the United States District Court for the Western District of Texas, Waco Division (the “Court”). On October 19, 2020, Intel filed a motion to dismiss with the Court. On November 23, 2020, the Company filed a response in opposition to Intel’s motion to dismiss.

On December 27, 2021, the Court granted Intel’s motion to dismiss the patent infringement claims asserted against Intel in the Company’s initial patent infringement lawsuit. As outlined in its opinion, the Court's reasoning is based on its interpretation of the two-step patent eligibility framework established by the U.S. Supreme Court in Alice Corp. Pty. v. CLS Bank Int’l, 573 U.S. 208 (2014).

The Court’s dismissal was without prejudice, however, meaning that the Company had the right to refile the Infringement Lawsuit and include additional allegations in the complaint. After evaluation, on April 4, 2022, the Company refiled the Infringement Lawsuit with the Court as permitted by the Court.

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The Company will continue to evaluate and fight for the rights of the Company and its shareholders. As with many legal matters, it is difficult to predict outcomes and therefore any assumption of success cannot be assured.

Health Discovery Corporation has retained the firm of Dunlap, Bennett & Ludwig to represent the Company in this matter. In addition, HDC’s patent counsel, Torrey Pines Law Group, is playing an instrumental role in this matter. HDC is also being counseled by the Ascenda Law Group, PC in this litigation matter, as well as in the Inter Partes Review (“IPR”) that is being heard before the PTAB of the USPTO. The Infringement Lawsuit has been filed in the United States District Court for the Western District of Texas, Waco Division, where Intel has operations.

The continued focus on protecting Health Discovery’s patent portfolio remains a cornerstone of HDC’s commitment to work on behalf of all Health Discovery shareholders.

About Health Discovery Corporation

Health Discovery Corporation is an intellectual property development company that uses advanced proprietary technology to analyze large amounts of data to uncover patterns that might otherwise be undetectable. Health Discovery operates primarily in the field of molecular diagnostics, where such tools are critical to scientific discovery. The terms artificial intelligence and machine learning are sometimes used to describe pattern recognition tools. HDC’s mission is to use its patents, intellectual prowess, and clinical partnerships principally to identify patterns that can advance the science of medicine, as well as to advance the effective use of our technology in other diverse business disciplines, including the high-tech, financial, and healthcare technology markets.

Our historical foundation lies in the molecular diagnostics field, where we have made many discoveries that may play a role in developing more personalized approaches to the diagnosis and treatment of certain diseases. However, our patent-protected assets have broad applicability in many other fields. Intelligently applied, HDC’s pattern recognition technology can be a portal between enormous amounts of otherwise undecipherable data and truly meaningful and significant discovery.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future performance, opportunities and investments, and anticipated results in general. From time to time Health Discovery Corporation may make other forward-looking statements in relation to other matters, including without limitation, commercialization plans and strategic partnerships. Actual results may differ materially due to a variety of factors, including, among other things, the acceptance of our approach to applying mathematics, computer science and physics into the disciplines of biology, organic chemistry and medicine and our products and technologies associated with those approaches, the ability to develop and commercialize new drugs, therapies or other products based on our approaches, and other factors set forth from time to time in Health Discovery Corporation’s Securities and Exchange Commission filings.

All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to Health Discovery Corporation as of the date hereof, and Health Discovery Corporation assumes no obligation to update any forward-looking statement or cautionary statement.

Contact: Health Discovery Corporation
George H. McGovern, III, Chairman & CEO
(404) 566-4865
info@healthdiscoverycorp.com

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